Exhibit 10.6

Addendum to Agreement between Colorado Biolabs, Inc. and Medical Futures Inc.
Dated November 19th, 2014

This ADDENDUM is attached to and forms part of the original Distribution Agreement dated December 1st, 2006 between Colorado Biolabs Inc. (CBL) and Medical Futures Inc.MFI). To the extent that any of the terms or conditions contained in this ADDENDUM may contradict or conflict with any of the terms or conditions of the original Agreement, it is expressly understood and agreed that the terms of this ADDENDUM shall take precedence and supersede the original Distribution Agreement dated December 1st, 2006.

Minimum Order and Pricing for 2015

MFI agrees to purchase a minimum of 8,550,000 tablets of Proferrin from CBL for 2015 and will provide CBL with Purchase Orders in advance of the upcoming year to ensure the appropriate demand forecast is available for planning purposes.  CBL agrees to charge MFI [**]1 per tablet for 2015.

Sales Representation

With regards to the minimum obligations of the number of Sales Representatives required for sales promotion originally outlined in Section VII Marketing and Sales of the original Distribution Agreement, MFI hereby ensures adequate promotion of Proferrin® will continue within the Canadian market.  Promotion may include direct Representative promotion and/or direct to Consumer.  MFI agrees to keep CBL informed of any substantive changes in promotional strategy.

Mike Guthrie, President Colorado Biolabs Inc.	Lee Ferreira, CEO Medical Futures Inc.

/s/Mike Guthrie	/s/ Lee Ferreira

Date: November 26, 2014	Date: November 26, 2014

1 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.